Exhibit 99.1

FOR IMMEDIATE RELEASE:	Thursday, November 6, 2003

CONTACT:	Vicki L. Benne
Chief Financial Officer
Isco, Inc.
(402) 465-2097

ISCO REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

Lincoln, NE—Isco, Inc. (Nasdaq: ISKO) reported results for the fourth quarter and the year ended July 25, 2003.  Net earnings for the fourth quarter of 2003 were $632,000, or $0.11 per diluted share, on net sales of $16.1 million compared to earnings of $736,000 or $0.12 per diluted share, on net sales of $15.1 million for the same period last year.

For the full year 2003, net earnings were $1.3 million or $0.22 per diluted share, on net sales of $60.9 million compared to earnings of $2.4 million or $0.41 per diluted share, on net sales of $59.1 million for the previous fiscal year.

“Fiscal 2003 was a difficult and challenging year for Isco,” said Doug Grant, president and chief operating officer.  “While we were pleased that we achieved net sales growth over the prior year of 2.8 percent in a tough environment, the growth was less than our plan.  The year was significantly impacted by the continuation of a global economic slowdown that produced tight municipal and industrial budgets, and resulted in constrained spending by our customers.   Positive signs related to possibly improving market conditions were stronger orders and sales in the fourth quarter of the year.  The strong fourth quarter orders resulted in a 7.3 percent year-over-year orders increase, and net sales increased in the fourth quarter over the prior year fourth quarter by 6.5 percent.

“Net earnings for the year were lower than the prior year.  Earnings were impacted both by the lower than expected net sales and by our commitment to invest significant resources in the SWIFT® chromatography and process monitoring product and market development strategic initiatives.  While we generated additional gross margin of $1.6 million in fiscal 2003, this was not sufficient to cover the $2.9 million in additional operating expenses.  The year-over-year increase in expenses were driven by increased investments of $1.8 million in the above mentioned strategic initiatives, increased focused sales and marketing expenses, and general year-over-year cost increases. While net earnings for the current fiscal quarter were lower than the fourth quarter of fiscal 2002, operating income was $1.1 million or over twice that of the prior year’s fourth quarter due to the strong quarterly net sales.

Grant further commented, “While fiscal 2003 results were below expectations, we did take two significant actions that we expect will drive improved operating performance in fiscal 2004 and beyond.  First, a review of our organization structure resulted in the elimination of a number of positions, and reduced our total employment.  Second, we decided to divest our Supercritical Fluid Extraction (SFE) product line due to its lack of strategic fit and low sales.  This divestiture, which we hope to complete during fiscal 2004, will allow us to realign resources to become more focused on the major areas of our business.  In addition, related to our SWIFT® strategic initiative, we recently reached legal settlements on all licensing arrangements, thus allowing us to return our full attention to the development of this product line.”

Comments included in this News Release may include “forward-looking statements” within the meaning of the federal securities laws.  These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Such risks and uncertainties are detailed in Isco, Inc.’s Annual Report on Form 10-K filed with the SEC in October 2002 and are incorporated herein by reference.  Isco, Inc. cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date hereof.

News releases and other information regarding Isco, Inc. may be found at
www.isco.com on the Internet.

ISCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Twelve months ended
(Amounts in thousands, except per share data)	Jul 25 2003	Jul 26 2002	Jul 25 2003	Jul 26 2002

Net sales	$16,068	$15,094	$60,881	$59,199
Cost of sales	7,349	7,030	28,397	28,302
	8,719	8,064	32,484	30,897

Operating expenses:
Selling, general, and administrative	6,045	6,024	24,557	22,496
Research and engineering	1,593	1,535	6,430	5,608
	7,638	7,559	30,987	28,104

Income from operations	1,081	505	1,497	2,793

Other income (expense):
Investment income	80	152	520	676
Interest expense	(51)	(63)	(230)	(278)
Other, net	(84)	(50)	52	29
	(55)	39	342	427

Income before income taxes	1,026	544	1,839	3,220

Provision for income taxes	394	(192)	564	786

Net income	$632	$736	$1,275	$2,434

Basic earnings per share	$0.11	$0.13	$0.22	$0.43

Diluted earnings per share	$0.11	$0.12	$0.22	$0.41

Cash dividends declared per share	$0.06	$0.05	$0.24	$0.15

Weighted average number of shares outstanding (basic)	5,726	5,671	5,696	5,665

Additional shares assuming exercise of common stock equivalents & dilutive stock options	163	241	167	223

Weighted average number of shares outstanding (diluted)	5,889	5,912	5,863	5,888

ISCO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(Amounts in thousands)	July 25 2003	July 26 2002

ASSETS

Current assets:
Cash and cash equivalents	$5,383	$633
Short-term investments	4,629	5,646
Accounts receivable (net)	10,590	9,901
Inventories	9,489	9,046
Refundable income taxes	303	—
Deferred income taxes	812	1,345
Other current assets	417	1,136

Total current assets	31,623	27,707

Property and equipment (net)	13,768	14,535

Long-term investments	4,717	9,334

Other assets	4,327	4,302

Total assets	$54,435	$55,878

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,222	$1,303
Accrued expenses	3,698	4,057
Income taxes payable	—	176
Short-term borrowing	2,113	1,909
Current portion of long-term debt	503	1,131

Total current liabilities	7,536	8,576

Deferred income taxes	532	720

Long-term debt, less current portion	584	1,006

Shareholders’ equity	45,783	45,576

Total liabilities and shareholders’ equity	$54,435	$55,878

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